Exhibit 10.59

March 28, 2022

Dear Costa,

In accordance with our discussions regarding the new role you are transitioning to, included is information about that new role for your review, including details about salary and job expectations.

Sincerely,

/s/ Trudy Stein

Trudy Stein
Chief Human Resources Officer

Name: Constantinos Panagos

*Start date:        April 1, 2022
*Position Title / Level:    President, Research & Development Solutions / 210
*Location:         RTP - Plaza
*Manager / Title:        Ari Bousbib / Chairman & CEO
*FT / PT Status:        Full Time
*Base Salary:         $575,000 (annualized). Pay is semi-monthly
*AIP:       You are eligible to participate in IQVIA’s Annual Incentive Plan (AIP) subject to the terms and conditions of the applicable AIP in place at the time of any payout. You will be eligible to be considered for a bonus of 85% of your base salary. Your manager will communicate performance parameters at a later date. Your start date must occur on or before September 30 to be eligible to participate in the AIP for the year in which you start, and any payout will be prorated based on your start date. Employees are not guaranteed any payout under the AIP.
*LTIP:            You are eligible to participate in IQVIA’s Long-Term Incentive Plan (LTIP) commensurate with the amounts, terms, and conditions applicable to similarly situated executive officers of IQVIA and subject to the terms, conditions, and eligibility requirements of the LTIP. All awards under the LTIP are subject to the discretion of the Leadership Development and Compensation Committee of the Board of Directors of IQVIA Holdings Inc. and the rules of the LTIP.
*Time off during calendar year 2022
Vacation Days:                   Discretionary Time-off
Company Holidays:           10 days

You will be entitled to discretionary leave as you deem appropriate, consistent with applicable IQVIA policies and business needs and upon your manager's approval.

The next step is to indicate your agreement to these terms by electronically signing this offer letter.

I accept the terms of this offer as stated and will start on April 1, 2022.

/s/ Constantinos Panagos	April 1, 2022
Sign to accept	Start date

Approved:

/s/ Trudy Stein

Name: Trudy Stein